Exhibit 10.2

ADDENDUM TO CHANGE OF CONTROL AGREEMENT

This Addendum to Change of Control Agreement (“Addendum”), is executed between Outerwall Inc., a Delaware corporation (“Employer”), and Erik E. Prusch (“Employee”).

In the event and upon effectiveness of the closing of the merger of Aspen Merger Sub, Inc. with and into Employer (the “Merger”) contemplated by the Agreement and Plan of Merger, dated July 24, 2016 (the “Merger Agreement”), by and among Employer, Aspen Parent, Inc., Aspen Merger Sub, Inc., Redwood Merger Sub, Inc., and Redbox Automated Retail, LLC, the Change of Control Agreement between Employer and Employee, dated as of July 31, 2015 (“Change of Control Agreement”), is supplemented by adding the following Non-Competition provision:

Non-Competition. The nature of Employee’s employment with Employer has given Employee access to trade secrets and confidential information, including information about Employer’s technology and customers. Therefore, during the two (2) years following the closing of the Merger, Employee will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any business or activity whose efforts are in competition with (i) the products or services manufactured or marketed by Employer and/or any of its subsidiaries at the time of the closing of the Merger, or (ii) the products or services which have been under research or development by Employer and/or any of its subsidiaries during Employee’s employment, and which Employer and/or any of its subsidiaries has demonstrably considered for further development or commercialization. The geographic scope of this restriction shall extend to anywhere Employer and/or any of its subsidiaries is doing business, has done business or intends to do business. Employee acknowledges that the restrictions are reasonable and necessary for protection of the business and goodwill of Employer.

If, within two years following the date of closing of the Merger, Employee violates this Non-Competition provision, Employee shall thereupon immediately forfeit all cash payments received for accelerated equity in the Merger and all payments made or to be made under Section 5.1 of the Change of Control Agreement and return to Employer all such payments theretofore made.

The parties acknowledge and agree that the Change of Control Agreement is being modified only by adding the above provision in the event and upon effectiveness of the closing of the Merger\ and that nothing else in the Change of Control Agreement shall be affected by this Addendum. The parties further acknowledge and agree that this Addendum shall be null if the closing of the Merger does not occur.

IN WITNESS WHEREOF, the parties have executed and entered into this Addendum on August 2, 2016.

EMPLOYEE	OUTERWALL INC.

/s/ Erik E. Prusch	By:	/s/ Raquel Karls
Erik E. Prusch		Raquel Karls
	Its:	Chief Human Resources Officer